U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2007

GREAT CHINA INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

0-23015
(Commission File No.)

Nevada	87-0450232
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

C Site 25-26F Presidential Building, No. 69 Heping North Street
Heping District, Shenyang 110003, Peoples Republic of China
(Address of principal executive offices)

0086-24-2281388
(Registrant’s telephone number)

Not applicable
(Former Name or Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligations or an Obligation Under and Off-Balance Sheet Arrangement of a Registrant

On July 30, 2007, Great China International Holdings, Inc., through its indirect subsidiary Shenyang Maryland International Industry Co., Ltd., entered into an agreement to repurchase and effectively settle over due debt in the amount of US $24,636,535 (RMB 187,730,400), which includes interest in arrears of $1,834,698 (RMB 13,980,400).

The original loan was from the Industrial and Commercial Bank of China (ICBC) in the principal amount of $22,801,837 (RMB 173,750,000), and was obtained for development of the Chenglong Garden in 2001. The loan matured in 2003 and was old as a non-performing loan by ICBC to Great Wall Asset Management Limited. On July 23, 2007, the loan was auctioned off to Shenyang Huahai International Investment Co., Ltd., a company unrelated to Great China International Holdings.

On July 30, 2007, Shenyang Maryland International entered into an agreement with Shenyang Huahai International pursuant to which Shenyang Maryland International acquired the loan from Shenyang Huahai International for RMB 56,860,000 (approximately US $7,461,942). Shenyang Maryland International paid a deposit on the purchase of RMB 5,000,000, and the balance of the purchase price is due on August 29, 2007. Great China International is using approximately RMB 45,500,000 it is receiving from the recent disposition of the Xita Project and approximately RMB 11,360,000 from a recent bank borrowing in June 2007, to fund the purchase. The practical effect of the transaction is to settle a current liability-short term loans in the amount of US $22,801,837 and interest of US $1,834,698, for a total payment of US $7,461,942.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great China International Holdings, Inc.

Date: August 2, 2007	By:	/s/ Frank Jiang
Frank Jiang, Chief Executive Officer